Exhibit 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828

FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Reports Second Quarter 2016 Financial Results and Provides Company Update
Conference Call Scheduled Today at 8:30 a.m. EDT

Lexington, MA (August 9, 2016) -- Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the second quarter of 2016.
“Concert has made significant progress with our pipeline of multiple products, including CTP-656 and CTP-543, both of which we are committed to advancing into efficacy trials in 2017. CTP-656 for cystic fibrosis has demonstrated properties that we believe will be beneficial over the current standard of care. CTP-543 for alopecia areata is following a similar approach of building on the known activity of approved drugs to provide a novel and differentiated treatment for patients,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals, Inc. “These drug candidates demonstrate the ability of our DCE Platform® to readily bring new drug candidates into development with the potential to improve patient care, whether competing with the non-deuterated drug in an existing market or meeting an unmet need in a new market.”

Recent Business Highlights and Upcoming Milestones

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CTP-656 Phase 1 Results Presented at European Cystic Fibrosis Conference. In June 2016, Concert presented results from a Phase 1 multiple ascending dose trial of CTP-656 at the European Cystic Fibrosis Society Conference. The Phase 1 results support the development of CTP-656 as a once-daily treatment for cystic fibrosis. These results also demonstrated that the pharmacokinetic profile of CTP-656 was superior to that of Kalydeco®, the current standard of care for cystic fibrosis caused by certain CFTR mutations. Concert plans to conduct a Phase 2 clinical trial with CTP-656 in cystic fibrosis patients with these mutations. The Company expects to open an Investigational New Drug application (IND) in the fourth quarter of 2016 to support the Phase 2 trial. Topline results from the Phase 2 trial are expected in the second half of 2017.

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CTP-543 Phase 1 for Alopecia Areata. In May 2016, Concert unveiled its next clinical candidate, CTP-543, for the oral treatment of alopecia areata, an autoimmune disease for which there are currently no approved treatments. CTP-543 is a deuterium-modified analog of ruxolitinib, which selectively inhibits Janus kinases JAK1 and JAK2.  The Phase 1 clinical program for CTP-543 in healthy volunteers, which includes single and multiple ascending dose trials, was initiated in the second quarter of 2016 and topline Phase 1 data is expected in the fourth quarter of 2016. A Phase 2 trial in patients with alopecia areata is expected to begin in the first half of 2017.

Second Quarter 2016 Financial Results

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Cash and Investment Position. Cash, cash equivalents and investments as of June 30, 2016, totaled $118.4 million as compared to $127.7 million as of March 31, 2016. Concert expects its cash, cash equivalents and investments as of June 30, 2016 to be sufficient to fund the Company into 2018.

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Revenues. Revenue was $71,000 for the quarter ended June 30, 2016, compared to $53.4 million for the corresponding quarter in 2015.  The decrease in revenue was related to a one-time payment of $50.2 million received in the second quarter of 2015 as a result of a patent assignment agreement between Concert and Auspex Pharmaceuticals, Inc. Under the agreement, Concert became eligible to receive the payment due to a change of control of Auspex, which was acquired by Teva Pharmaceuticals Industries Ltd. in May 2015. The decrease in revenue also relates to the completion of the Phase 1 clinical evaluation under our strategic collaboration with Celgene Corporation in 2015.

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R&D Expenses. Research and development expenses were $9.8 million for the quarter ended June 30, 2016, compared to $8.4 million for the same period in 2015, an increase of $1.4 million. The increase was primarily due to expenses associated with the development of the Company’s proprietary programs CTP-656 and CTP-543.

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G&A Expenses. General and administrative expenses were $3.8 million for the quarter ended June 30, 2016, compared to $3.3 million for the same period in 2015, an increase of $0.5 million. The increase in general and administrative expenses was primarily related to non-cash stock-based compensation.

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Net Loss. For the quarter ended June 30, 2016, net loss was $13.4 million, or $0.60 per share, as compared to a net income of $41.0 million, or $1.89 per share - basic and $1.80 per share - diluted, for the quarter ended June 30, 2015. Profitability in the second quarter of 2015 was the result of the Auspex change in control payment.

Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. EDT to provide an update on the company and discuss second quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.
A live webcast of Concert’s presentation may be accessed in the Investors section of the Company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.
- Financial Tables to Follow -

Concert Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
License and research and development revenue	$71	$3,254	$127	$4,560
Other revenue	—	50,155	—	50,155
Total revenue	71	53,409	127	54,715
Operating expenses:
Research and development	9,816	8,420	20,269	15,364
General and administrative	3,828	3,299	7,405	6,532
Total operating expenses	13,644	11,719	27,674	21,896
(Loss) Income from operations	(13,573)	41,690	(27,547)	32,819
Interest and other income (expense), net	132	(77)	226	(208)
(Loss) Income before income taxes	(13,441)	41,613	(27,321)	32,611
Provision for income taxes	—	567	—	567
Net (loss) income	$(13,441)	$41,046	$(27,321)	$32,044
Net (loss) income per share applicable to common stockholders - basic	$(0.60)	$1.89	$(1.23)	$1.58
Net (loss) income per share applicable to common stockholders - diluted	$(0.60)	$1.80	$(1.23)	$1.50
Weighted-average number of common shares used in net (loss) income per share applicable to common stockholders - basic	22,217	21,762	22,208	20,252
Weighted-average number of common shares used in net (loss) income per share applicable to common stockholders - diluted	22,217	22,850	22,208	21,355

Concert Pharmaceuticals, Inc.
Summary Balance Sheet Data
(in thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$53,651	$92,510
Investments, available for sale	64,769	49,680
Working capital	113,076	137,481
Total assets	122,631	146,932
Deferred revenue	10,088	10,170
Total stockholders’ equity	$106,183	$130,635

About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel medicines designed to address unmet patient needs. The Company’s approach starts with approved drugs in which deuterium substitution has the potential to enhance clinical safety, tolerability or efficacy. Concert has a broad pipeline of innovative medicines targeting pulmonary diseases, including cystic fibrosis, central nervous systems (CNS) disorders, as well as autoimmune and inflammatory diseases. For more information please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our expectations for clinical development of our therapeutic candidates, including CTP-656 and CTP-543, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.
Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.
Kalydeco is a registered trademark of Vertex Pharmaceuticals, Inc.

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